EXCLUSIVE MANUFACTURING AND
                                SUPPLY AGREEMENT


        THIS AGREEMENT made as of December 18, 1998, between THE HOFFMASTER DIVISION OF THE FONDA GROUP, INC., a Delaware corporation, ("Hoffmaster") and CREATIVE EXPRESSIONS GROUP, INC., a Delaware corporation, ("CEG").


                                W I T N E S S E T H :


        WHEREAS, CEG is engaged in the design, promotion, distribution and sale of disposable party goods, including, without limitation, the Products (as hereinafter defined); and

        WHEREAS, CEG has concurrently herewith sold and transferred to Hoffmaster, all of CEG's right, title and interest in and to certain machinery and equipment heretofore utilized by CEG for the manufacture of the Products; and

        WHEREAS, Hoffmaster and CEG have determined that they will mutually benefit from an exclusive manufacturing and distribution relationship pursuant to which CEG will utilize Hoffmaster exclusively to manufacture the Products to CEG's specifications and pursuant to which Hoffmaster will agree to so manufacture such Products for sale to CEG, upon and subject to the terms, covenants and conditions set forth in this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Hoffmaster and CEG hereby agree as follows:

        1.     Definitions.

               (a) "Adjustment Period" shall mean the most current calendar quarter for which a Purchase Price adjustment is to be made pursuant to Section 4.1(b) hereof.

               (b) "Labor Costs" shall mean the contractual hourly labor rates for the Adjustment Period as set forth in the Collective Bargaining Agreement covering Hoffmaster's hourly workers at Appleton, Wisconsin, as the same may be amended, extended or replaced.

               (c) "Party Goods Market" shall mean the party goods segment of the disposable consumer goods products market in the Territory.

               (d) "Products" shall mean (i) the paper plates, napkins and table covers listed on a products list initialed by the parties for purposes of identification; and (ii) such additional disposable consumer goods products as Hoffmaster and CEG may from time-to-time agree upon in


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writing.


               (e) "Raw Material Costs" with respect to each Product, shall mean the actual per ton cost for all tissue or plate board, as the case may be, incurred by Hoffmaster for the manufacture of such Product during the Adjustment Period.

               (f) "Territory" shall mean the United States and Canada.

        2. Purchase and Sale. CEG hereby agrees to purchase from Hoffmaster, and Hoffmaster hereby agrees to manufacture and sell to CEG, all of CEG's requirements for the Products during the Term.

        3. Term. The term of this Agreement (the "Term") shall commence on the date hereof and continue through the fifth (5th) anniversary of the date of this Agreement, and continue thereafter from year-to-year unless either party shall elect to terminate this Agreement by notice given to the other party not less than ninety (90) days prior to the expiration of the Term, unless sooner terminated as herein provided.

        4. Prices. (a) The initial purchase price for each Product shall be as set forth on a price list initialed by the parties for purposes of identification, subject to adjustment in accordance with the provisions of
Section 4(b) hereof (the "Purchase Price").

               (b) The parties recognize and agree that approximately seventy (70%) percent of Hoffmaster's manufacturing costs for the Products are based on Raw Material Costs, and that the remainder of such costs are in all material respects based on Labor Costs. Therefore, the Purchase Price for each Product will be adjusted as of April 1, 1999 and as of the first day of each succeeding calendar quarter during the Term as follows: (i) seventy (70%) percent of the Purchase Price for such Product shall be adjusted by the percentage change, if any, in the Raw Material Costs for the immediately preceding calendar quarter; and (ii) thirty (30%) percent of the Purchase Price for such Product shall be adjusted by the percentage change, if any, in the Labor Costs for the immediately preceding calendar quarter. Further, the ratio of Raw Material Costs to Labor Costs set forth above shall be reviewed on April 1, 1999 and annually thereafter and adjusted as agreed upon by the parties.

        5. Orders, Shipments and Forecasts. CEG shall place its orders specifying the Products to be purchased hereunder not later than twenty-one (21) days prior to the date on which such Products are to be shipped. CEG has provided a yearly usage forecast which CEG shall update semi-annually during the Term. CEG shall be required to purchase all raw materials specifically relating to the Products but not to exceed three (3) months of normal demand, work-in-process and finished goods Products inventory on hand upon the expiration or sooner termination of the Term and such obligation shall survive.


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        6.  Delivery,  Freight and Title.  The Purchase Price shall be the price
F.O.B. CEG's facility at Indianapolis, Indiana, with full freight being at Hoffmaster's sole cost and expense; except, however, that the Purchase Price for Products manufactured for Target shall be the price F.O.B. Appleton, Wisconsin and CEG shall have the right to select and contract with the applicable carriers for such Products. Title to and possession of Products shipped hereunder shall pass to CEG upon delivery by Hoffmaster to the carrier or if delivered by Hoffmaster, upon delivery to CEG's facility, as the case may be, and such Products shall be at the risk of CEG from and after the date of such delivery.

        7. Taxes. In addition to the Purchase Price, CEG shall pay to Hoffmaster an amount equal to all federal, state, or local sales, use, or excise taxes now or hereafter imposed or payable with respect to the sale and delivery of the Products sold hereunder ("Taxes").

        8. Invoices, Terms of Payment. Invoices setting forth the Purchase Price and the Taxes with respect thereto shall be forwarded to CEG at the time of delivery of the Products covered thereby to CEG. Payment shall be in cash, net thirty (30) days, from the date of such invoices.

        9. Separate Sale. Each shipment of Products under this Agreement shall constitute a separate and distinct sale, and except as otherwise provided in
Section 13 hereof, any default of CEG in specifying, accepting or paying for any shipment shall not affect Hoffmaster's right to insist upon full performance of the provisions of this Agreement for the full Term.

        10. Contingencies. The obligations of each party hereto with respect to the manufacture, sale, purchase, shipment, delivery and receipt of Products, shall be suspended to the extent that such party is unable to manufacture, sell, purchase, ship, deliver or receive Products by reason of strikes, lockouts, boycott, picketing, riots, civil commotion, sabotage, acts of war, embargoes, carrier shortage, mechanical failures, prohibition imposed by federal, state or local authority, fires, accidents, floods or any other event beyond such party's reasonable control. During any period of shipping suspension, or with respect to Products with specifications which exceed Hoffmaster's technical or other capabilities, CEG shall have the right to purchase CEG's requirements for the Products affected thereby, without restriction.

        11. Inspections and Claims. Any claim asserted by CEG, for any reason whatsoever except for quality, shall be made by notice given by CEG to Hoffmaster within sixty (60) days after receipt of the material which is the subject matter of the claim, or such claim shall be deemed to have been waived. CEG shall also store inside, and set aside such material for inspection by Hoffmaster, and shall give Hoffmaster an opportunity to conduct an adequate investigation. No claim shall be allowed for defects in quality unless made within sixty (60) days after shipment nor after the material shipped hereunder is processed by CEG in any manner. Hoffmaster shall be deemed to have allowed each such claim unless Hoffmaster disputes the same in writing within sixty (60) days following Hoffmaster's receipt of notice of such claim and sets forth in reasonable detail the basis for such dispute.


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

        12. Hoffmaster's Warranty. Hoffmaster warrants that the Products delivered hereunder shall be merchantable, comply with CEG's Product specifications and otherwise be of standard grade and quality as described in TAPPI standards. HOFFMASTER SHALL NOT BE LIABLE FOR ANY BREACH OF SUCH WARRANTY IN ANY AMOUNT IN EXCESS OF THE PRICE OF THE PARTICULAR PRODUCTS WITH RESPECT TO WHICH SUCH BREACH OCCURS. IN NO EVENT SHALL CEG BE ENTITLED TO MAKE ANY CLAIM TO RECOVER FOR LOSS OF CONTENTS OR FOR SPECIAL OR CONSEQUENTIAL DAMAGES WHICH CEG HEREBY EXPRESSLY WAIVES. HOFFMASTER DOES NOT WARRANT FITNESS FOR ANY PARTICULAR PURPOSE OR MAKE ANY OTHER WARRANTY EXPRESSED OR IMPLIED WITH RESPECT TO THE PRODUCTS DELIVERED HEREUNDER.

        13. Default. In the event of a breach of this Agreement by either CEG or Hoffmaster, as the case may be, which shall not be cured within fifteen (15) days following the defaulting party's receipt of notice of such default from the non-defaulting party, the non-defaulting party, at its option may (a) without affecting in any way the obligation of either party in respect of further shipment hereunder, regard such shipment as a separate and independent sale on the terms and conditions applicable hereunder, or (b) terminate this Agreement as regards further shipments and if CEG shall be the defaulting party, Hoffmaster may in such event declare the obligations of CEG for all Products shipped due forthwith, but the defaulting party shall remain liable to the non-defaulting party for all losses and damages sustained by reason of such breach.

        14. Bankruptcy, Receivership, etc. In the event of the adjudication of either party as bankrupt, or of the appointment of a receiver for either party which shall remain undischarged for forty-five (45) days after such appointment, or of the making by either party of an assignment for the benefit of creditors, the other party shall have the right to terminate this Agreement forthwith but without waiving thereby its right to recover any losses and damages to which it may be entitled.

        15. Non-Compete. Hoffmaster agrees that during the Term, it will not compete with CEG in those market segments of the Party Goods Market accounting for not less than sixty (60%) percent of CEG's aggregate Product sales during calendar year 1998.

        16.    Trademarks and Copyrights.

               (a) Products and their labels and packaging under this Agreement may bear, as CEG may direct, CEG trademarks, corporate logo and copyright notice. Hoffmaster's use of CEG trademarks, corporate logo and designs (whether or not copyrighted) shall be limited to Products and their labels and packaging manufactured or sold to CEG under this Agreement, and upon the expiration or sooner termination of this Agreement, Hoffmaster shall not use any CEG designs (whether or not copyrighted) or any CEG trademark, corporate logo or any other marks confusingly similar thereto except to the extent necessary to complete ensembles, if any, work-in-process inventory and packaging for such inventory on hand at such time.

               (b) Except as expressly provided in Section 16(a) above, this Agreement in no


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


way creates or conveys a license or permission of any kind for Hoffmaster to use CEG trademarks, corporate logo, copyrights or designs, and expressly prohibits the unauthorized use of CEG trademarks, corporate logo, copyrights or designs.

               (c)  Hoffmaster  shall not at any time contest or claim rights in
CEG trademarks, corporate logo or designs (whether or not copyrighted), or cause or permit any other person or entity to do anything that may tend to disparage, confuse or lessen the significance of any CEG trademarks, corporate logo or designs. Hoffmaster will not avail itself of the name of CEG in any of
Hoffmaster's promotional or advertising literature, or otherwise assert affiliation with CEG or any of its subsidiaries without prior written permission of CEG.

        17. Independent Contractor. CEG acknowledges that it is an independent business acting as an independent contractor. Nothing in this Agreement or in the course of dealing of the parties shall be construed to create between the parties hereto a relationship as partners, joint venturers, or as authorizing either party to obligate the other in any manner.

        18.    Indemnification.

               (a) Subject to the limitations contained in Section 12 hereof, Hoffmaster hereby agrees to indemnify and hold CEG harmless from and against any and all damages, losses, deficiencies, actions, demands, judgments, costs and expenses (including reasonable attorneys' fees) of or against CEG to the extent resulting from (i) the breach of any warranty or the nonfulfillment of any undertaking, warranty, covenant or agreement on the part of Hoffmaster contained herein; (ii) a defect in any of the Products; or (iii) except with respect to a claim for which Hoffmaster is entitled to indemnification pursuant to clause
(ii) of Section 18(b) hereof, any claim by a third party that the Products infringe upon the rights of such party.

               (b) CEG hereby agrees to indemnify and hold Hoffmaster harmless from and against any and all damages, losses, deficiencies, actions, demands, judgments, costs and expenses (including reasonable attorneys' fees) of or against Hoffmaster to the extent resulting from (i) the nonfulfillment of any undertaking, covenant or agreement on the part of CEG contained herein; or (ii) any claim by a third party that Hoffmaster's use of any trademark, corporate logo or Product design pursuant to Section 16 hereof, infringes upon the rights of such party.

        19. Confidentiality. The parties mutually agree that all information and documentation made available or disclosed to each other as a result of this Agreement, shall be received and treated by each other as confidential and such information shall be maintained on a restricted basis. The parties agree not to disclose to third parties any such information regarding each other's operations, business, marketing strategies or finances. CEG and Hoffmaster each acknowledge that the other may possess certain trade secrets or other intellectual property regarding its manufacturing processes for the Products and agrees to strictly maintain the confidentiality thereof. The above provisions shall not apply to information which (a) is or becomes publicly available through no fault of the receiving party (b) was in the receiving party's possession as shown by written records prior to


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disclosure  hereunder  or (c) is  received  from a third  party  with  right  to disclose and without any obligation on the receiving party to maintain such information in confidence.

        20. Notices. Any notice, consent, approval or election authorized or required by this Agreement shall be effective only if in writing and sent by United States registered or certified mail, return receipt requested, addressed to the other party at the following address or to such other address as either party shall designate by notice to the other.


        If to Hoffmaster:    The Fonda Group, Inc.
                             Hoffmaster Division
                             2920 North Main Street
                             Oshkosh, Wisconsin 54901
                             Attn:  Robert Korzenski
                                    President


        If to CEG:           Creative Expressions Group, Inc.
                             7240 Shadeland Station
                             Suite 300
                             Indianapolis, Indiana 46256-3928
                             Attn:  Jon McLain
                             Vice President and General Manager


Notices shall be deemed received on the third business day following the mailing thereof in the manner set forth above.

        21. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Oshkosh, Wisconsin (or in such other place as the parties may mutually agree) in accordance with the laws or regulations then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.


                                  (INTENTIONALLY LEFT BLANK)


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        22.  Miscellaneous.  This Agreement shall be governed by the laws of the
State of Wisconsin, contains the entire agreement of the parties hereto with respect to the subject matter hereof, may not be amended or modified in any manner except by written instrument executed and delivered by duly authorized officers of each party hereto, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party shall have the right to assign this Agreement without obtaining the other party's prior consent thereto in each instance.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


ATTEST:                                THE FONDA GROUP, INC.




/s/Harvey L. Friedman                  By: /s/Robert Korzenski
---------------------                     --------------------
Harvey L. Friedman                         Robert Korzenski
Secretary                                  President



ATTEST:                                CREATIVE EXPRESSIONS GROUP, INC.



/s/Harvey L. Friedman                  By: /s/Jon McLain
---------------------                     --------------
Harvey L. Friedman                         Jon McLain
Secretary                                  Vice President and General Manager


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